EXHIBIT 99.1

Rhino Resource Partners LP Announces First Quarter 2016 Financial and Operating Results

LEXINGTON, Ky., May 06, 2016 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (OTCQB:RHNOD) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended March 31, 2016.  For the quarter, the Partnership reported a net loss of $1.2 million and Adjusted EBITDA of $6.6 million, compared to a net loss of $3.9 million and Adjusted EBITDA of $6.2 million in the first quarter of 2015.  Diluted net loss per common unit was $0.33 for the quarter compared to diluted net loss per common unit of $1.29 for the first quarter of 2015.  Total revenues for the quarter were $40.4 million, with coal sales generating $36.7 million of the total, compared to total revenues of $56.2 million and coal revenues of $45.6 million in the first quarter of 2015.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter.  No distributions will be paid for common or subordinated units for the quarter ended March 31, 2016.

Joe Funk, President and Chief Executive Officer of Rhino’s general partner, stated, “We continue to focus on cash generation during these ongoing difficult coal market conditions. We successfully managed our costs during the quarter to offset lower coal revenues, which kept our debt levels relatively flat during the quarter.  Our balance sheet remains strong with this relatively low debt level compared to many competitors in the coal industry along with our low level of legacy liabilities. We continue to work with our creditors to extend our credit agreement to December 2017.

As previously announced, we are exploring the development of the Encore Global Commodities LLC (“Encore”) joint venture with ION Carbon & Minerals, LLC (“Ion Carbon”), an wholly owned subsidiary of AMCI Holdings, Inc. (collectively referred to as “AMCI”).  We look forward to the opportunity for Encore to become a significant marketing entity for all Rhino coals and we are excited about this opportunity to build a relationship with AMCI and the potential value this joint venture could bring to our unitholders.  The introduction of the Encore joint venture opportunity to us by Royal Energy Resources, Inc. (OTCQB:ROYE) (“Royal”) is an example of the new relationships and business opportunities that Royal can provide as our new general partner.  We look forward to further utilizing Royal’s insight and market strategies that will provide us the opportunity to grow our cash flow in the future.

Safety remains a top priority at all of our operations as we continue to manage through these difficult coal market conditions.  Natural gas prices remain at historic lows and have continued to adversely affect the steam coal markets.  We have resumed mining operations at a majority of our Central Appalachia operations in 2016 to fulfill customer contracts that we secured for the upcoming year. Future market conditions will determine the duration that our remaining Central Appalachia operations remain idle.

Productivity improvements at Pennyrile have lowered costs and improved the coal recovery rates at this operation.  Pennyrile became a positive cash flow producer for Rhino during the first quarter as we have increased production and sales to meet our contracted positions for 2016.  We are fully contracted for 2016 at Pennyrile with 1.2 million tons forecast to be produced and sold this year.  We believe Pennyrile will be a positive cash flow provider for the Partnership for the remainder of 2016 at these production and sales levels.  Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

In Northern Appalachia, we experienced delays from customers accepting shipments from Hopedale that adversely affected our Northern Appalachia results in the quarter.  We continue to manage our cost structure, which  has improved at our Hopedale operation, but we believe the production of low-priced natural gas in this region has continued to reduce the demand for Northern Appalachia steam coals.   We have successfully negotiated with our Hopedale customers to ship their 2015 carryover tons in 2016 and we continue to seek acceptable sales contracts for the remainder of Hopedale’s 2016 open sales position.  Our Sands Hill operation in Northern Appalachia continued to produce positive results in the quarter.  At Rhino Western, our Castle Valley operation was a positive cash generator during the first quarter.  Castle Valley remains fully contracted for 2016 and we expect it to be a positive cash flow producer for the Partnership for the remainder of the year.”

Coal Operations Update

Pennyrile

  Pennyrile’s sales are fully contracted through 2016 and 2017 at current production levels.
  Productivity improvements at Pennyrile have lowered costs, improved coal recovery rates and turned this operation into a positive cash flow producer during the first quarter of 2016.
  Rhino’s Pennyrile operations produced approximately 327,000 tons during the first quarter while coal sales were approximately 316,000 tons.

Northern Appalachia

  For the first quarter, year-over-year coal revenues per ton decreased $4.31 to $54.29 due to a higher mix of lower priced tons from our Sands Hill operation.
  Sales volume was 122,000 tons, versus 251,000 tons in the prior year and 139,000 tons in the prior quarter.  Sales were constrained in the quarter due to customers delaying shipments from our Hopedale operation.
  Sales at Rhino’s Sands Hill operations in Northern Appalachia are fully contracted through 2016.

Rhino Western

  Coal revenues per ton in the quarter increased to $38.08 versus $36.90 in the prior year and $36.96 in the prior quarter.  Coal revenues per ton increased due to higher contracted prices for coal from Rhino’s Castle Valley mine.  Sales volume was 252,000 tons versus 229,000 tons in the prior year and 218,000 tons in the prior quarter.
  Cost of operations per ton was $32.48 versus $33.70 in the prior year and $34.96 in the prior quarter.  Castle Valley had lower maintenance and other expenses in the current quarter, which led to the quarter-to-quarter decrease in cost of operations per ton.
  Castle Valley’s sales remain fully contracted through 2016.

Central Appalachia

  Coal revenues per ton in the quarter was $56.00 versus $64.22 in the prior year and $63.20 in the prior quarter.  Metallurgical coal revenue per ton in the quarter was $81.61 versus $77.39 in the prior year and $97.30 in the prior quarter.  Steam coal revenue in the quarter was $51.02 per ton versus $57.72 in the prior year and $42.84 in the prior quarter. Sales volume was 100,000 tons in the quarter versus 237,000 in the prior year and 75,000 tons in the prior quarter.
  Cost of operations per ton in the quarter was $29.99 versus $54.23 in the prior year and $91.33 in the prior quarter.
  Rhino’s Central Appalachia mining operations were idle in the fourth quarter to reduce excess inventory stockpiles, which caused the increase in cost of operations per ton in the fourth quarter compared to the current quarter.
  Rhino resumed mining operations at a majority of its Central Appalachia operations in 2016 to fulfill customer contracts that were secured for 2016. Future market conditions will determine the duration that the remaining Central Appalachia operations remain idle.

Royal Acquisition and Capital Transaction

On March 17, 2016, Royal completed the acquisition of all of the issued and outstanding membership interests of Rhino GP LLC as well as 9,455,252 issued and outstanding subordinated units from Wexford Capital LP.  Royal obtained control of, and a majority limited partner interest, in the Partnership with the completion of this transaction.

On March 21, 2016, the Partnership and Royal entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Partnership issued 60,000,000 common units in the Partnership to Royal in a private placement at $0.15 per common unit for an aggregate purchase price of $9.0 million. Royal paid the Partnership $2.0 million in cash and delivered a promissory note payable to the Partnership in the amount of $7.0 million.  The promissory note is payable in three installments: (i) $3.0 million on July 31, 2016; (ii) $2.0 million on or before September 30, 2016 and (iii) $2.0 million on or before December 31, 2016.  In the event the disinterested members of the board of directors of the General Partner determine that the Partnership does not need the capital that would be provided by either or both installments set forth in (ii) and (iii) above, in each case, the Partnership has the option to rescind Royal’s purchase of 13,333,333 common units and the applicable installment will not be payable (each, a “Rescission Right”).  If the Partnership fails to exercise a Rescission Right, in each case, the Partnership has the option to repurchase 13,333,333 common units at $0.30 per common unit from Royal (each, a “Repurchase Option”).  The Repurchase Options terminate on December 31, 2017.  Royal’s obligation to pay any installment of the promissory note is subject to certain conditions, including that the Operating Company has entered into an agreement to extend the Amended and Restated Credit Agreement, as amended, to a date no sooner than December 31, 2017.  In the event such conditions are not satisfied as of the date each installment is due, Royal has the right to cancel the remaining unpaid balance of the promissory note in exchange for the surrender of such number of common units equal to the principal balance of the promissory note divided by $0.15.

Reverse Unit Split

On April 18, 2016, the Partnership completed a 1-for-10 reverse split on its common units and subordinated units.  Pursuant to the reverse split, common unitholders received one common unit for every 10 common units owned on April 18, 2016 and subordinated unitholders received one subordinated unit for every 10 subordinated units owned on April 18, 2016.  Any fractional units resulting from the reverse unit split were rounded to the nearest whole unit.  The reverse unit split was intended to increase the market price per unit of Rhino’s common units in order to comply with the New York Stock Exchange’s (“NYSE”) continued listing standards.

Suspension and Delisting of Common Units from the NYSE

As previously reported, on December 17, 2015, the Partnership was notified by the NYSE that the NYSE had determined to commence proceedings to delist its common units representing limited partner interests in the Partnership from the NYSE as a result of the Partnership’s failure to comply with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million for its common units.  The NYSE also suspended the trading of the Partnership’s common units at the close of trading on December 17, 2015.  The NYSE also informed the Partnership that it would apply to the SEC to delist its common units upon completion of all applicable procedures, including any appeal by the Partnership of the NYSE’s decision.  On January 4, 2016, the Partnership filed an appeal with the NYSE to review the suspension and delisting determination of its common units.  The NYSE held a hearing regarding the Partnership’s appeal on April 20, 2016 and affirmed its prior decision to delist the Partnership’s common units.  On April 27, 2016, the NYSE filed with the SEC a notification of removal from listing and registration on Form 25 to delist the Partnership’s common units and terminate the registration of the Partnership’s common units under Section 12(b) of the Securities Exchange Act of 1934.  The delisting will become effective on May 9, 2016.  The Partnership’s common units will continue to trade on the OTCQB Marketplace under the ticker symbol “RHNOD” until May 16, 2016, at which time the OTCQB ticker symbol will revert to “RHNO.”

Debt Amendment

On March 17, 2016, the Partnership and certain of its subsidiaries, as guarantors, entered into an amendment (the “Fourth Amendment”) of its amended and restated credit agreement.  The Fourth Amendment amends the definition of change of control in the amended and restated credit agreement to permit Royal to purchase the membership interests of the General Partner and sets the expiration date of the facility at July 2016.  The Fourth Amendment reduces the borrowing capacity under the credit facility to a maximum of $80 million and reduces the amount available for letters of credit to $30 million.  The Fourth Amendment eliminates the option to borrow funds utilizing the LIBOR rate plus an applicable margin and establishes the borrowing rate for all borrowings under the facility to be based upon the current PRIME rate plus an applicable margin of 3.50%.  The Fourth Amendment eliminates the capability to make Swing Loans under the facility and eliminates the ability of the Partnership to pay distributions to its common or subordinated unitholders.  The Fourth Amendment alters the maximum leverage ratio, calculated as of the end of the most recent month, on a trailing twelve month basis, to 6.75 to 1.00.  The leverage ratio shall be reduced by 0.50 to 1.00 for every $10 million of net cash proceeds, in the aggregate, received by the Partnership after the date of the Fourth Amendment from a liquidity event; provided, however, that in no event shall the maximum permitted leverage ratio be reduced below 3.00 to 1.00.  A liquidity event is defined in the Fourth Amendment as the issuance of any equity by the Partnership on or after the Fourth Amendment effective date (other than the Royal equity contribution discussed above), or the disposition of any assets by the Partnership.  The Fourth Amendment requires the Partnership to maintain minimum liquidity of $5 million and minimum EBITDA, calculated as of the end of the most recent month, on a trailing twelve month basis, of $8 million.  The Fourth Amendment limits the amount of the Partnership’s capital expenditures to $15 million, calculated as of end of the most recent month, on a trailing twelve month basis.  The Fourth Amendment requires the Partnership to provide monthly financial statements and a weekly rolling thirteen week cash flow forecast to the administrative agent.

Capital Expenditures

  Maintenance capital expenditures for the first quarter were approximately $0.3 million.
  Expansion capital expenditures for the first quarter were approximately $2.2 million, which primarily consisted of expanding the coal processing plant at Pennyrile.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q2 to Q4 2016		Year 2017
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$51.41	1,456,150	$49.08	1,350,000
Rhino Western	$39.00	789,644	$39.00	300,000
Central Appalachia	$60.67	326,740	$54.75	264,000
Total	$48.78	2,572,534	$48.28	1,914,000

Debt Classification

The Partnership evaluated its amended and restated senior secured credit facility at March 31, 2016 to determine whether this debt liability should be classified as a long-term or short-term liability on the Partnership’s unaudited condensed consolidated statements of financial position. In April 2015, the Partnership entered into a third amendment to its amended and restated senior secured credit facility. The third amendment extended the expiration date of the amended and restated credit agreement to July 2017. The extension was contingent upon (i) the Partnership’s leverage ratio being less than or equal to 2.75 to 1.0 and (ii) the Partnership having liquidity greater than or equal to $15 million, in each case for either the quarter ending December 31, 2015 or March 31, 2016.  If both of these conditions were not satisfied for one of such quarters, the expiration date of the amended and restated credit agreement would revert to July 2016. As of December 31, 2015, the conditions for the extension of the credit facility were not met as the Partnership’s leverage ratio was 3.2 to 1.0 and liquidity was approximately $1.1 million. In March 2016, the Partnership amended its amended and restated senior secured credit facility where the expiration date was set to July 2016. The Partnership is working with its lenders to extend the amended and restated credit agreement to December 2017. Since the credit facility has an expiration date of July 2016, the Partnership determined that its credit facility debt liability of $43.6 million at March 31, 2016 should be classified as a current liability. The classification of the Partnership’s credit facility balance as a current liability raises substantial doubt of the Partnership’s ability to continue as a going concern for the next twelve months. The Partnership is also considering alternative financing options that could result in a new long-term credit facility. Since the credit facility has an expiration date of July 2016, the Partnership will have to secure alternative financing to replace its credit facility by the expiration date of July 2016 in order to continue its normal business operations and meet its obligations as they come due.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended March 31, 2016 included:

  Adjusted EBITDA from continuing operations of $6.6 million and net loss from continuing operations of $1.2 million compared to Adjusted EBITDA from continuing operations of $5.5 million and a net loss from continuing operations of $4.6 million in the first quarter of 2015.   Adjusted EBITDA and net loss from continuing operations for the first quarter of 2016 were benefited by approximately $3.9 million from a prior service cost benefit resulting from the cancellation of the postretirement benefit plan at the Partnership’s Hopedale operation.  Including net income from discontinued operations of approximately $0.7 million, total net loss and Adjusted EBITDA for the three months ended March 31, 2015 were $3.9 million and $6.2 million, respectively.  Rhino did not have any income or loss from discontinued operations in the first quarter of 2016.
  Basic and diluted net loss per common unit from continuing operations of $0.33 compared to basic and diluted net loss per common unit from continuing operations of $1.53 for the first quarter of 2015.
  Coal sales were 0.8 million tons, which was a decrease of 9.5% compared to the first quarter of 2015, primarily due to lower sales from Central Appalachia partially offset by sales from the new Pennyrile operation.
  Total revenues and coal revenues of $40.4 million and $36.7 million, respectively, compared to $56.2 million and $45.6 million, respectively, for the same period of 2015.
  Coal revenues per ton of $46.42 compared to $52.18 for the first quarter of 2015, a decrease of 11.1%.
  Cost of operations from continuing operations of $29.5 million compared to $46.1 million for the same period of 2015.
  Cost of operations per ton from continuing operations of $37.27 compared to $52.86 for the first quarter of 2015, a decrease of 29.5%.

Total coal revenues decreased approximately 19.5% primarily due to fewer steam coal tons sold and lower steam coal prices in Central Appalachia, partially offset by sales from the new Pennyrile mine in the Illinois Basin.  Coal revenues per ton decreased primarily because of lower prices for steam coal sold in the first quarter of 2016 compared to the same period of 2015, as well as the larger mix of lower priced tons from our Pennyrile mine.  Total cost of operations decreased primarily due to lower costs in Central Appalachia and Northern Appalachia as we reduced production in these regions in response to weak market demand, partially offset by increased costs from higher production at our Pennyrile mine in the Illinois Basin.  The decrease in the cost of operations on a per ton basis was primarily due to a decrease from our Pennyrile mine in the Illinois Basin as we increased and optimized production during the three months ended March 31, 2016 compared to the same period in 2015, as well as the benefit in Northern Appalachia during the three months ended March 31, 2016 from the prior service cost benefit resulting from the cancellation of the postretirement benefit plan at our Hopedale operation.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah.  Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended March 31, 2016, the Partnership had four reportable business segments: Central Appalachia (including the Elk Horn coal leasing operations), Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and %)	First Quarter 2016	First Quarter 2015	% Change* 1Q16 / 1Q15
Central Appalachia
Coal revenues	$5.6	$15.2	(63.2%)
Total revenues	$6.7	$22.2	(69.8%)
Coal revenues per ton*	$56.00	$64.22	(12.8%)
Cost of operations	$3.0	$12.8	(76.7%)
Cost of operations per ton*	$29.99	$54.23	(44.7%)
Tons produced	0.084	0.266	(68.2%)
Tons sold	0.100	0.237	(57.8%)
Northern Appalachia
Coal revenues	$6.7	$14.7	(54.8%)
Total revenues	$9.2	$17.3	(47.2%)
Coal revenues per ton*	$54.29	$58.60	(7.4%)
Cost of operations	$2.9	$13.0	(78.1%)
Cost of operations per ton*	$23.28	$51.87	(55.1%)
Tons produced	0.112	0.257	(56.6%)
Tons sold	0.122	0.251	(51.2%)
Rhino Western
Coal revenues	$9.6	$8.5	13.5%
Total revenues	$9.6	$8.5	13.4%
Coal revenues per ton*	$38.08	$36.90	3.2%
Cost of operations	$8.2	$7.7	6.0%
Cost of operations per ton*	$32.48	$33.70	(3.6%)
Tons produced	0.238	0.243	(2.3%)
Tons sold	0.252	0.229	9.9%
Illinois Basin
Coal revenues	$14.8	$7.2	106.6%
Total revenues	$14.8	$7.2	107.3%
Coal revenues per ton	$46.98	$46.02	2.1%
Cost of operations	$12.7	$9.9	28.7%
Cost of operations per ton	$40.16	$63.17	(36.4%)
Tons produced	0.327	0.161	103.3%
Tons sold	0.316	0.156	102.4%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$0.1	$1.0	(90.7%)
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$2.7	$2.7	1.0%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$36.7	$45.6	(19.5%)
Total revenues	$40.4	$56.2	(28.0%)
Coal revenues per ton*	$46.42	$52.18	(11.1%)
Cost of operations	$29.5	$46.1	(36.2%)
Cost of operations per ton*	$37.27	$52.86	(29.5%)
Tons produced	0.761	0.927	(17.9%)
Tons sold	0.790	0.873	(9.5%)

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	First Quarter 2016	First Quarter 2015	% Change* 1Q16 / 1Q15
Met coal tons sold	16.3	78.3	(79.2%)
Steam coal tons sold	83.8	158.7	(47.2%)
Total tons sold	100.1	237.0	(57.8%)

Met coal revenue	$1,329	$6,059	(78.1%)
Steam coal revenue	$4,274	$9,159	(53.3%)
Total coal revenue	$5,603	$15,218	(63.2%)

Met coal revenues per ton	$81.61	$77.39	5.5%
Steam coal revenues per ton	$51.02	$57.72	(11.6%)
Total coal revenues per ton	$56.00	$64.22	(12.8%)

Met coal tons produced	15.9	97.5	(83.7%)
Steam coal tons produced	68.5	168.1	(59.3%)
Total tons produced	84.4	265.6	(68.2%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

First Quarter 2016 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter.  Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.  Additional information regarding Rhino is available on its web site – RhinoLP.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.”  These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations or its inability to obtain alternative financing upon the expiration of its credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; Rhino’s ability to successfully diversify its operations into other non-coal natural resources; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015
(in thousands)
	March 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$646	$78
Accounts receivable, net of allowance	15,909	14,569
Inventories	6,848	8,570
Prepaid expenses and other	4,899	6,227
Total current assets	28,302	29,444
Net property, plant & equipment, incl coal properties, mine development and construction costs	328,969	333,507
Investment in unconsolidated affiliates	7,499	7,578
Other non-current assets	35,187	34,138
TOTAL	$399,957	$404,667
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,130	$9,336
Current portion of long-term debt	43,883	41,479
Accrued expenses and other	12,431	14,914
Total current liabilities	66,444	65,729
NON-CURRENT LIABILITIES:
Long-term debt	2,536	2,595
Asset retirement obligations	22,966	22,980
Other non-current liabilities	44,098	45,435
Total non-current liabilities	69,600	71,010
Total liabilities	136,044	136,739
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	261,116	253,312
Subscription receivable from limited partners	(7,000)	-
General partner	9,797	9,821
Accumulated other comprehensive income	-	4,795
Total partners' capital	263,913	267,928
TOTAL	$399,957	$404,667

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months
	Ended March 31,
	2016	2015
REVENUES:
Coal sales	$36,679	$45,556
Other revenues	3,750	10,628
Total revenues	40,429	56,184
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	29,451	46,151
Freight and handling costs	550	535
Depreciation, depletion and amortization	6,247	8,852
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,054	4,416
(Gain) on sale/disposal of assets—net	(270)	(22)
Total costs and expenses	40,032	59,932
INCOME/(LOSS) FROM OPERATIONS	397	(3,748)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,574)	(957)
Interest income and other	34	2
Equity in net (loss)/income of unconsolidated affiliate	(79)	141
Total interest and other (expense)	(1,619)	(814)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(1,222)	(4,562)
NET (LOSS) FROM CONTINUING OPERATIONS	(1,222)	(4,562)
DISCONTINUED OPERATIONS
Income from discontinued operations	-	721
NET (LOSS)	$(1,222)	$(3,841)

General partner's interest in net (loss)/income:
Net (loss) from continuing operations	$(24)	$(91)
Net income from discontinued operations	-	14
General partner's interest in net income/(loss)	$(24)	$(77)
Common unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$(785)	$(2,569)
Net income from discontinued operations	-	402
Common unitholders' interest in net income/(loss)	$(785)	$(2,167)
Subordinated unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$(413)	$(1,902)
Net income from discontinued operations	-	305
Subordinated unitholders' interest in net income/(loss)	$(413)	$(1,597)
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.33)	$(1.53)
Net income per unit from discontinued operations	-	0.24
Net income/(loss) per common unit, basic	$(0.33)	$(1.29)
Subordinated units
Net (loss) per unit from continuing operations	$(0.33)	$(1.55)
Net income per unit from discontinued operations	-	0.24
Net income/(loss) per subordinated unit, basic	$(0.33)	$(1.31)
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.33)	$(1.53)
Net income per unit from discontinued operations	-	0.24
Net income/(loss) per common unit, diluted	$(0.33)	$(1.29)
Subordinated units
Net (loss) per unit from continuing operations	$(0.33)	$(1.55)
Net income per unit from discontinued operations	-	0.24
Net income/(loss) per subordinated unit, diluted	$(0.33)	$(1.31)

Distributions paid per limited partner unit (1)	$-	$0.05
Weighted average number of limited partner units outstanding, basic:
Common units	2,349	1,669
Subordinated units	1,236	1,240
Weighted average number of limited partner units outstanding, diluted:
Common units	2,349	1,669
Subordinated units	1,236	1,240

(1) No distributions were paid on the subordinated units for the three months ended March 31, 2016 and 2015.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	First Quarter 2016	First Quarter 2015
Net (loss) from continuing operations	$(1.2)	$(4.6)
Plus:
Depreciation, depletion and amortization (DD&A)	6.2	8.9
Interest expense	1.6	1.0
EBITDA from continuing operations	$6.6	$5.3
Plus: Provision for doubtful accounts (1)	-	0.2
Adjusted EBITDA from continuing operations	6.6	5.5
Net income from discontinued operations	-	0.7
Adjusted EBITDA	$6.6	$6.2

(1) During the first quarter of 2015, we recorded a provision for doubtful accounts of approximately $0.2 million related to one of our Elk Horn lessee customers in Central Appalachia that was in bankruptcy proceedings. We believe that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how we assess the performance of our business. We believe the adjustment of this item provides investors with additional information that they can utilize in evaluating our performance. Additionally, we believe the isolation of this item provides investors with enhanced comparability to prior and future periods of our operating results.

	Three Months Ended March 31
($ in millions)	2016	2015
Net cash provided by operating activities	$(1.2)	$2.0
Plus:
Increase in net operating assets	2.4	3.0
Gain on sale of assets	0.3	0.7
Amortization of deferred revenue	0.1	0.5
Amortization of actuarial gain	4.8	0.1
Interest expense	1.6	1.0
Equity in net income of unconsolidated affiliate	-	0.1
Less:
Decrease in net operating assets	-	-
Amortization of advance royalties	0.2	0.1
Amortization of debt issuance costs	0.6	0.2
Loss on retirement of advanced royalties	0.1	-
Provision for doubtful accounts	-	0.2
Accretion on asset retirement obligations	0.4	0.5
Distribution from unconsolidated affiliates	-	0.2
Equity in net loss of unconsolidated affiliates	0.1	-
Adjusted EBITDA	$6.6	$6.2
Less: Net income from discontinued operations	-	0.7
Adjusted EBITDA from continuing operations	$6.6	$5.5

Investor Contact:
Scott Morris
+1 859.519.3622
smorris@rhinolp.com